SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                          CHARTWELL INTERNATIONAL, INC.
                          -----------------------------
                                (Name of Issuer)


                         Common Stock, Par Value $0.001
                         ------------------------------
                         (Title of Class of Securities)

                                   161399 30 8
                                 -------------
                                 (CUSIP Number)


                                September 8, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    161399 30 8
            ------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                             Greenway Properties LP
     S.S. OR I.R.S.IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        a  []
                                                                        b  []
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER

        NUMBER OF                       808,394
         SHARES                    ---------------------------------------------
      BENEFICIALLY                 6.   SHARED VOTING POWER
         OWNED
        BY EACH                         0
       REPORTING                   ---------------------------------------------
      PERSON WITH                  7.   SOLE DISPOSITIVE POWER

                                        808,394
                                   ---------------------------------------------
                                   8.   SHARED  DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     808,394
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  []

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

     5.20%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.   Name and Address of Issuer

          (a)  Chartwell International, Inc.

          (b)  1124 Smith Road, Suite 304
               Charleston, WV 25238

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

          (a)  Greenway Properties LP

          (b)  485 Underhill Blvd.
               Syosset, NY 11791

          (c)  United States

          (d)  Common Stock, par value $0.001

          (e)  161399 30 8

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [_]  Broker or Dealer registered under Section 15 of the Act

          (b)  [_]  Bank is defined in Section 3(a)(6) of the Act

          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act

          (d)  [_]  Investment   Company  registered  under  Section  8  of  the
                    Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

          (g)  [_]  Parent    Holding     Company,     in    accordance     with
                    ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

          (a)  Amount Beneficially Owned: 808,394

          (b)  Percent of Class: 5.20%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:            808,394
              (ii)  shared power to vote or to direct the vote:                0
             (iii)  sole power to dispose or to direct the
                    disposition of:                                      808,394
              (iv)  shared power to dispose or to direct the disposition of:   0


Item 5.   Ownership of Five Percent or Less of a Class

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Please see attached Exhibit A

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 19, 2005                       /s/ Andrew H. Kaufman
                                                --------------------------------
                                                Andrew H. Kaufman

                                    EXHIBIT A


                        Greenway Properties LP Ownership


               Percentage                              Owner
               ----------                              -----

                   1                                   Andrew Kaufman
                   33                                  Catherine Gibbons
                   33                                  Jamie Kaufman
                   33                                  Lisa Kaufman